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                                                                     EXHIBIT 2.1




                            STOCK PURCHASE AGREEMENT


                    This Stock Purchase Agreement ("Agreement"), dated as of August 20, 1999, is by and between CSK Auto, Inc., an Arizona corporation ("Purchaser"), and PACCAR Inc, a Delaware corporation ("Seller").

                    Seller is interested in selling and Purchaser is interested in purchasing all of the issued and outstanding shares of stock of PACCAR Automotive, Inc.

         NOW, THEREFORE, Seller and Purchaser agree as follows:


                                    ARTICLE I

                                   DEFINITIONS

         As used herein, the following terms shall have the following meanings:

         1.1 Assumed Liabilities. The term "Assumed Liabilities" means those liabilities described in Section 2.2 hereof.

         1.2 Benefit Plan. The term "Benefit Plan" means any collective bargaining agreement or any bonus, pension, supplemental pension, profit sharing, deferred compensation, incentive compensation, stock ownership, stock purchase, stock option, phantom stock, retirement, vacation, severance, disability, death benefit, hospitalization, medical dependent care, cafeteria, employee assistance, scholarship program, computer purchase or other plan, arrangement or understanding (whether or not legally binding) providing benefits to any Employees, former employees or directors of the Company, except for the Excluded Assets and Liabilities.

         1.3 Closing Date. The "Closing Date" means September 25, 1999. If the expiration of the waiting period under the Hart-Scott-Rodino Anti-Trust Improvements Act of 1976, as amended ("HSR Act"), occurs after September 22, 1999, then the Closing Date shall be the fifth business day after the date on which the waiting period expires, unless Seller or Purchaser has terminated this Agreement under Section 10.1. The Closing Date may be changed by mutual agreement of the parties.

         1.4 Code. The term "Code" means the Internal Revenue Code of 1986, as amended.

         1.5 Company. The term "Company" shall mean PACCAR Automotive, Inc., but excluding its wholly owned subsidiary PACCAR Automotive Distribution Company ("PADC").

         1.6 Company Assets. The term "Company Assets" means all of the Company's properties, assets, rights, obligations and liabilities, whether tangible or intangible, real or personal, known or unknown, fixed or contingent or otherwise, as of the Closing Date (except the Excluded Assets and Liabilities) and which are used or have arisen in connection with the business of the Company, including without limitation, the following:

                  1.6.1 All real property and improvements, and the interests in real property under any option or lease ("Real Property"), which are further identified on Schedule 1.6.1 hereto, except for the Excluded Assets and Liabilities;

                  1.6.2 All equipment (including without limitation, all office equipment), fixtures,
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         trade fixtures, furniture, inventory racks and other tangible property of any kind, except for the Excluded Assets and Liabilities;

                  1.6.3 All inventories of the Company;

                  1.6.4 All office and other miscellaneous supplies of the Company;

                  1.6.5 All rights, liabilities and obligations existing under leases of personal property (both as lessor and as lessee), contracts, options, licenses, permits, sales agreements, purchase agreements, vehicle lease agreements, and all other agreements and business arrangements entered into in the normal course of business ("Contracts"), except for the Excluded Assets and Liabilities. The Contracts are further described on Schedule 1.6.5 hereto by category, with each Contract with an outstanding obligation in excess of $50,000 identified separately;

                  1.6.6 All registered and unregistered trademarks, service marks, trade names and similar rights to names, marks and slogans, common law and registered copyrights which are further identified on
         Schedule 1.6.6 hereto, and all applications for any of the foregoing, together with all rights to use all of the foregoing forever, and all goodwill associated with any of the foregoing, except for the Excluded Assets and Liabilities;

                  1.6.7 All computer software resident on computers included in the Company Assets and used solely for the business of the Company, except the Excluded Assets and Liabilities, provided that Company has the legal right to continue using such software after a change in ownership of Company;

                  1.6.8 All bank and trust accounts, accounts receivable (including credit card receivables) of the Company and the opening cash balances for each store as set forth on Schedule 1.6.8, except the Excluded Assets and Liabilities;

                  1.6.9 All deposits and prepayments or prepaid expenses reflected on the Statement of Net Assets, except the Excluded Assets and Liabilities;

                  1.6.10 All of the Company's records pertaining to customers, suppliers or personnel and all other files and business records of every kind, including financial records;

                  1.6.11 All advertising materials and all other printed or written materials, except for the Excluded Assets and Liabilities;

                  1.6.12 All governmental and other licenses, permits, franchises, approvals and certificates, to the extent transferable;

                  1.6.13 All goodwill, including that arising from business acquisitions, and all other intangible properties; and

                  1.6.14 All other assets and liabilities of the Company not referred to in 1.6.1 to 1.6.13 above which are reflected or noted on the Statement of Net Assets or have arisen in the ordinary course of the business of the Company, except for the Excluded Assets and Liabilities.

         1.7 Company Stock. The term "Company Stock" means all of the issued and outstanding shares of stock of the Company.

         1.8 Damages. The term "Damages" means any and all liabilities, losses, damages, demands, assessments, claims, awards, judgments, penalties, settlements, fines, interest, costs and expenses (including, without limitation, reasonable fees and expenses of attorneys, consultants and other professionals incurred in connection with investigating and defending any claims or causes of action), but excluding incidental, consequential (including without limitation loss of profits or loss of business opportunities), punitive or exemplary damages, other than those imposed in connection with a third party claim.

         1.9 Employees. The term "Employees" means all of the employees of the Company on the Closing Date, including all employees of PADC (who shall be transferred to and become employees of the Company prior to the Closing Date), but excluding all employees at the Oakland Distribution Center ("Oakland D. C. Employees") (who shall be transferred to and become employees of Seller or an affiliate of Seller prior to the Closing Date).

         1.10 Encumbrance. The term "Encumbrance" means any security interest, mortgage, pledge, trust, claim, lien, charge, option, defect, restriction, encumbrance or other right or interest of any third party of any nature whatsoever.

         1.11 Environmental Laws. The term "Environmental Laws" means any and all laws, statutes, ordinances, rules, regulations, orders, or determinations of any Governmental Entity pertaining to health, safety or the environment applicable to (i) the Company's business or operations, (ii) the Company Assets, or (iii) the disposal of any hazardous substance by the Company, including, but not limited to, the Clean Air Act, as amended, the Comprehensive Environmental, Response, Compensation, and Liability Act of 1980 ("CERCLA"), as amended, the Federal Water Pollution Control Act, as amended, the Resource Conservation and Recovery Act of 1976, as amended ("RCRA"), the Safe Drinking Water Act, as amended, the Toxic Substances Drinking Water Act, as amended, and the Superfund Amendments and Reauthorization Act of 1986, as amended. The term "hazardous substance" has the meaning specified in CERCLA, and the term "disposal" (or "disposed") has the meaning specified in RCRA; provided that, to the extent the laws of the state in which any Company Assets are located establish a meaning for "hazardous substance" or "disposal" which is broader than that specified in CERCLA or RCRA, such broader meaning shall apply with respect to such assets in such state.

         1.12 Excluded Assets and Liabilities. The term "Excluded Assets and Liabilities" means the following assets and any related liabilities and obligations of the Company as of the Closing Date, whether tangible or intangible, real or personal, known or unknown, fixed or contingent or otherwise, which are not included in the Company Assets and will not be acquired by Purchaser hereunder, all of which are described below:

                  1.12.1 The Oakland Distribution Center ("Oakland D. C.") and all other real property and interests in real property listed in
         Schedule 1.12.1 attached hereto, together with any improvements, fixtures, equipment, supplies or other personal property used in connection therewith, and contracts for services to support the operations of such real property;

                  1.12.2 All computer software licensed under a master agreement with Seller or any affiliate of Seller (other than the Company) or resident on any computer not owned or leased by the Company, even if it is also used by the Company;

                  1.12.3 All bank and trust accounts listed on Schedule 1.12.3(a), all cash in the bank accounts listed in Schedule 1.12.3(b) and all cash and checks (but not credit card receivables) received on or before the Closing Date;

                  1.12.4 All intercompany receivables and payables between Seller and Company;

                  1.12.5 Federal and state income taxes pertaining to or attributable to the Company with respect to any and all taxable periods or portions thereof ending on or before the Closing Date and any taxes attributable to the transfer of assets to, or liabilities between, the Seller and the Company pursuant to this Agreement;

                  1.12.6 All letters of credit ("LC's") established by Seller or relying on the credit of Seller for the benefit of Company listed on
         Schedule 1.12.6;
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                  1.12.7 Any amounts owing to any Employees under any deferred compensation plan maintained by Seller for any period prior to the Closing and which is not transferred to Purchaser under the terms of this Agreement;

                  1.12.8 All Seller proprietary items including without limitation internal telephone directories, Seller trademarked items, Seller promotional materials, compliance and policy materials, and similar items;

                  1.12.9 The trademarks, service marks, trade names and all similar rights to the names, marks and slogans which are further identified on Schedule 1.12.9 hereto.

                  1.12.10 The office and computer equipment, fixtures, furniture and other tangible property listed on Schedule 1.12.10 hereto;

                  1.12.11 The sponsorship of and all assets and liabilities related to the Company and Seller Benefit Plans listed on Schedule 1.12.11;

                  1.12.12 The settlement proceeds from the claims listed on
         Schedule 1.12.12;

                  1.12.13 Any deferred intercompany gain as defined in Treasury Regulation Section 1.1502-13;

                  1.12.14 All liabilities of the Company or the Seller in respect of the Oakland D.C. Employees;

                  1.12.15 All of the capital stock of PADC; and

                  1.12.16 All obligations and liabilities in the lawsuit captioned U.S. Engine v. PACCAR Automotive, Inc., presently pending in King County, WA.

         1.13 Final Statement of Net Assets. The term "Final Statement of Net Assets" means the final statement of net assets of the Company, prepared as set forth in Section 3.3, as of the Closing Date. The Final Statement of Net Assets shall include reserve amounts that have been determined in accordance with GAAP and calculated in a manner consistent with those shown on Schedule 1.18(b).

         1.14 GAAP. The term "GAAP" means United States generally accepted accounting principles as they apply to a statement of net assets for a subsidiary with exceptions consistent with those used for the preparation of the Statement of Net Assets. GAAP does not include footnote disclosures required by generally accepted accounting principles.

         1.15 Governmental Entity. The term "Governmental Entity" means the United States of America and any state, county, city, municipality and any subdivision thereof, and any court, administrative or regulatory agency, commission, department or other governmental authority or instrumentality.

         1.16 Material Adverse Effect. The term "Material Adverse Effect" means an adverse change in the financial condition, business or operations of the Company which, when taken together with all other matters having a similar effect, is materially adverse, or will result in a change which is materially adverse, to the Company.

         1.17 Net Assets. The term "Net Assets" means, with reference to the Statement of Net Assets and Final Statement of Net Assets, the difference between total assets and total liabilities (including deferred income tax liabilities and capital lease obligations) of the Company determined in accordance with GAAP; provided, however, (i) there shall be excluded from the calculation of Net Assets the Excluded Assets and Liabilities, (ii) there shall be excluded from the calculation of Net Assets for the Final Statement of Net Assets any increase or decrease in the items listed on Schedule 1.17 from the amounts shown for such items on the Statement of Net Assets or Schedule 1.18(b); and (iii) the Assumed Liabilities (as defined in Section 2.2 hereof) shall be included and specifically identified in the calculation of Net Assets for the Final Statement of Net Assets.

         1.18 Statement of Net Assets. The term "Statement of Net Assets" means the adjusted statement of net assets of the Company as of June 25, 1999, which is attached as Schedule 1.18(a) hereto. Adjustments to the Statement of Net Assets for Excluded Assets and Liabilities and corporate reserves are also described in Schedule 1.18(a). The Statement of Net Assets also includes the reserves described on Schedule 1.18(b).

         1.19 Taxes. The term "Taxes" means all federal, state, local, foreign and other taxes, assessments or duties, including, but not limited to, all income, gross receipts, ad valorem, sales, use, franchise, transfer, profits, value added, withholding, payroll, employment, excise, estimated severance, property, windfall profits and other taxes, assessments or duties of any kind whatsoever, imposed or collected by any Governmental Entity or pursuant to any governmental requirement, together with any interest, penalty, addition to tax, fine or other additional amounts imposed thereon or related thereto, and the term "Tax" means any one of the foregoing items.

         1.20 Tax Returns. The term "Tax Returns" means all returns (including information returns), declarations, reports, statements and other documents of, relating to, or required to be filed in respect of, any and all Taxes and the term "Tax Return" shall mean any one of the foregoing Tax Returns.


                                   ARTICLE II

             PURCHASE OF COMPANY STOCK AND ASSUMPTION OF LIABILITIES

         2.1 Purchase of Company Stock. Upon the terms and subject to the conditions contained herein, Seller will sell, transfer, assign and deliver to Purchaser and Purchaser will acquire the Company Stock, free and clear of all Encumbrances, effective as of the end of business on the Closing Date.

         2.2 Obligations and Liabilities Assumed by Company. Purchaser shall assume (or shall cause the Company to assume), effective as of the close of business on the Closing Date, all of the obligations and liabilities of Seller with respect to the Company, the Company Assets and the Company's business except for the Excluded Assets and Liabilities (the "Assumed Liabilities"), including without limitation:

                  2.2.1 all liabilities and obligations accruing or becoming due or payable to the Employees after the Closing Date (even if the claim arose or relates to a period prior to the Closing Date) for compensation or other benefits related to the employment or termination of employment of such Employees, including without limitation, liabilities and obligations, if any, for worker's compensation, unemployment compensation or termination of employment benefits, or under any Benefit Plans, annuities or employment contracts; and

                  2.2.2 all guarantees, loans, commitments, contracts and other obligations made or entered into by Company or Seller in connection with the business and operations of Company.

         2.3 Obligations and Liabilities Assumed by Seller. Seller shall assume, effective as of the close of business on the Closing Date, all Excluded Assets and Liabilities. Seller shall indemnify, defend and hold the Company and the Purchaser harmless (according to the provisions of Section 9.8 hereof) from all Damages, (whether or not arising out of third-party claims) arising from or otherwise related to any of the Excluded Assets and Liabilities.

         2.4 Purchase Price and Adjustment. Upon the terms and subject to the conditions contained herein, the purchase price for the sale, transfer, assignment, conveyance and delivery of the Company Stock ("Purchase Price") shall be One Hundred Forty Three Million One Hundred Fifty Thousand Dollars ($143,150,000.00). There shall be an adjustment to the Purchase Price equal to the absolute value of the amount remaining after the value of the "Net Assets" shown on the Statement of Net Assets is subtracted from the value of the "Net Assets" shown on the Final Statement of Net Assets, provided that there shall be no adjustment unless such difference exceeds $500,000 and then the adjustment shall only be for such excess. If the difference is positive, Purchaser shall pay the adjustment to Seller; if it is negative, Seller shall pay the adjustment to Purchaser. Payment of any amount due in adjustment of the Purchase Price hereunder shall be paid by wire transfer of immediately available funds to the account designated by Seller or Purchaser, as the case may be. Any adjustment to the Purchase Price shall be received within five days after the acceptance of the Final Statement of Net Assets pursuant to Section 3.3.


                                   ARTICLE III

                                     CLOSING

         3.1 Closing. The Closing of the transactions contemplated herein (the "Closing") shall be held on the Closing Date at Seller's corporate offices in Bellevue, Washington. If the Closing Date is not a business day, the Closing shall be held on the next business day following the Closing Date, and the Purchase Price shall include interest from the Closing Date to the actual Closing at the rate of 6% per annum prorated on an actual days basis.

         3.2 Deliveries at Closing.

                  3.2.1 The Purchase Price shall be paid by Purchaser to Seller on the Closing Date in immediately available funds, by wire transfer to Seller's account as designated by Seller in writing prior to the Closing.

                  3.2.2 To effect the transfers referred to in Article II hereof, Seller will deliver to Purchaser on the Closing Date:

                           (i) All certificates for the Company Stock and duly
                  executed stock assignment(s);

                           (ii) All of the Company's books, records and files
                  not already located at the Company's offices;

                           (iii) Any other instruments reasonably requested by
                  Purchaser to vest in Purchaser good and marketable title to the Company Stock and any Company Assets; and

                           (iv) The Transition Agreement (as defined in Section
                  9.11).

         All instruments executed and delivered to Purchaser pursuant hereto shall be reasonably satisfactory to Purchaser in form and substance.

         3.3 Final Statement of Net Assets.

                  3.3.1 The amount for "Net Assets" shown on the Statement of Net Assets and on the Final Statement of Net Assets has been and shall be, respectively, determined consistently by Seller from the books and records of the Company and in accordance with GAAP, but subject to the limitations on adjustment set forth in Section 1.17 hereof.

                  3.3.2 As soon as practicable after the Closing Date (but in no event later than 30 days thereafter), Seller shall deliver the Final Statement of Net Assets to Purchaser. Purchaser shall allow Seller reasonable access to the Company's facilities, books and records and shall cooperate with Seller as necessary to allow Seller to prepare the Final Statement of Net Assets. Purchaser may, at its expense, review the Final Statement of Net Assets, and Purchaser shall have access to the work papers used in preparing the Final Statement of Net Assets. Purchaser shall have the right to object, by written notice to Seller, to the amount set forth as the "Net Assets" on the Final Statement of Net Assets, if Purchaser's review reveals that (i) the amounts included on the Final Statement of Net Assets for the accounts receivable, accounts payable, inventories, or any other assets (except for items listed on Schedule 1.17 hereof) are not equal to the amounts which should have been included for such items to conform to GAAP as applied in the preparation of the Statement of Net Assets or (ii) the amounts included on the Final Statement of Net Assets for the liabilities (except for items listed on Schedule 1.17 hereof) are not equal to the amounts which should have been included for such items to conform to GAAP. If Purchaser does not give Seller such notice within 20 days after receipt of the Final Statement of Net Assets, Purchaser shall be deemed to have accepted the Final Statement of Net Assets for all purposes of this Agreement.

                  3.3.3 If Purchaser does give Seller notice of an objection, Purchaser and Seller shall meet to resolve the objections. If disputes with respect to the Final Statement of Net Assets cannot be resolved within 30 calendar days after Purchaser's delivery of a notice of objection, then, at the request of Purchaser or Seller, the specific matters in dispute shall be submitted to Arthur Andersen or such other independent accounting firm as may be approved by Seller and Purchaser. Such accounting firm shall render its opinion as to the matters submitted to it, and its determination shall be final and binding on the parties hereto. The fees and expenses of such accounting firm shall be borne one-half by Seller one-half by Purchaser.

         3.4 Assumption of Liability Documents.

                  3.4.1 Upon the reasonable request of Seller and subject to the terms and conditions contained herein, Purchaser shall or shall cause the Company to deliver to Seller on the Closing Date or at any time thereafter any documents reasonably requested by Seller to evidence Purchaser's or Company's assumption of the Assumed Liabilities. All such documents shall be reasonably satisfactory to Seller and Purchaser in form and substance.

                  3.4.2 Upon the reasonable request of Purchaser and subject to the terms and conditions contained herein, Seller shall deliver to Purchaser on the Closing Date or at any time thereafter any documents reasonably requested by Purchaser evidencing Seller's assumption of the Excluded Assets and Liabilities. All such documents shall be reasonably satisfactory to Seller and Purchaser in form and substance.


                                   ARTICLE IV

                    REPRESENTATIONS AND WARRANTIES OF SELLER

         Seller hereby represents and warrants to Purchaser that:

         4.1 Organization of Seller. Seller is duly organized, validly existing and in good standing under the laws of the State of Delaware.

         4.2 Organization of Company. Company is duly organized, validly existing and in good standing under the laws of the State of Washington, and has full corporate power and authority to conduct its business as it is presently being conducted and to own and lease its properties and assets. Company is duly qualified to do business as a foreign corporation and is in good standing in every jurisdiction in which the nature of the business conducted by it or the character or location of the properties owned or leased by it makes such qualification necessary. The articles of incorporation and the by-laws and all amendments thereto, and the minute books, stock ledgers and stock transfer records of Company furnished to Purchaser for review are accurate and complete. Except for PADC, there is no other entity: (i) of which Company beneficially owns, directly or indirectly, any outstanding stock or other ownership interests of such entity; (ii) of which Company may be deemed to be in control because of factors or relationships other than the quantity of stock or other interests owned; (iii) in respect of which Company may be liable under any circumstances for the payment of additional amounts with respect to its interest, whether in the form of assessments, capital calls, installment payments, general partner liability or otherwise; or (iv) in which Company's investment is accounted for by the equity method. There is no partnership or joint venture agreement or arrangement to which Company is a party.

         4.3 Authorization. Seller has full corporate power and authority to enter into this Agreement, to consummate the transactions contemplated hereby and to perform its obligations hereunder. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby by Seller have been duly authorized by all requisite corporate action on the part of Seller, and no approval of the stockholders of Seller is required in connection herewith. When this Agreement has been duly executed and delivered by Seller, it will be a valid and binding obligation of Seller enforceable against it in accordance with its terms.

         4.4 No Conflict or Violation. Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will result in (i) a violation of or a conflict with any provision of the Certificate of Incorporation or Bylaws of Seller or the Company, (ii) a breach of or a default under any term or provision of any contract, agreement, lease, commitment, license, franchise, permit, authorization or concession to which Seller or the Company is a party or an event which with notice, lapse of time, or both, would result in any such breach or default, or (iii) a violation by Seller or the Company of any statute, rule, regulation, ordinance, code, order, judgment, writ, injunction, decree, or award, or an event which with notice, lapse of time, or both, would result in any such violation.

         4.5 Title to Company Stock. Seller has good and marketable title to the Company Stock, and the Company Stock will be transferred to Purchaser free and clear of all Encumbrances. There are no outstanding options, warrants, convertible securities, calls, rights, commitments, preemptive rights, agreements, arrangements or understandings of any character obligating the Company (i) to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock of the Company or any securities or obligations convertible into or exchangeable for such shares or (ii) to grant, extend or enter into any such option, warrant, convertible security, call, right, commitment, preemptive right, agreement, arrangement or understanding described in clause (i) above.

         4.6 Financial Records.

                  4.6.1 Seller has delivered to Purchaser the Statement of Net Assets, and will deliver to Purchaser the Final Statement of Net Assets, each of which has been or will be prepared (as the case may be) in accordance with GAAP, except as otherwise provided in this Agreement.

                  4.6.2 Seller has made and kept (and will make and keep) books, records and accounts which accurately and fairly reflect in reasonable detail its activities and the transactions and dispositions of its assets for the period following the preparation of the Statement of Net Assets.

                  4.6.3 Since [June 25, 1999] the Company has conducted its business in the ordinary course, has maintained the Company Assets in at least as good order and condition as existed on the such date (other than wear as may be accounted for by reasonable use) and as is necessary to continue to conduct their business and has not experienced any change or circumstance that would have a Material Adverse Effect.

                  4.6.4 The consolidated statement of operating income of the Company attached hereto as Schedule 4.6.4 has been prepared in accordance with GAAP consistent with PACCAR's allocation of expenses to the Company and fairly present, in all material respects, the consolidated results of operations of the Company for the periods covered thereby.

         4.7 Company Assets. The Company owns all of the Company Assets, other than those that are leased, with respect to which it has valid and enforceable leases. None of the Company Assets is subject to any Encumbrance, except as reflected on the Statement of Net Assets or Schedule 4.7 and those which individually or in the aggregate do not exceed $100,000.

         4.8 Real Property. Schedule 1.6.1 hereto contains a description of all Real Property that is owned or leased by Company, except for the Excluded Assets and Liabilities. Company has good and marketable title to all Real Property owned by the Company, and such Real Property is owned free and clear of all Encumbrances, except for Encumbrances of record or as noted on Schedule 4.8 hereto.

         4.9 Certain Agreements. Except as set forth in Schedule 4.9, neither Company nor any of the Company Assets is a party to or bound by any agreement, contract or commitment (i) relating to the borrowing of funds, (ii) relating to any loan or advance to, or investment in, any person or entity or any agreement, contract, commitment or understanding relating to the making of any such loan, advance or investment, (iii) relating to any guarantee or financial assurance of any obligation or other contingent liability with respect to any indebtedness or obligation of any person or entity, (iv) relating to any management service, employment, severance, consulting or other similar type contract or agreement,
(v) that would limit the freedom of the Company or Purchaser, or any affiliate thereof, following the Closing, to engage in any line of business, to own, operate, sell, transfer, pledge or otherwise dispose of or encumber any of their respective assets or to compete with any person or entity or to engage in any business or activity in any geographic area, or (vi) obligating the Company to provide indemnification or contribution with respect to any matter outside the ordinary course of business.

         4.10 Contracts. Except as otherwise disclosed in Schedule 4.10 hereto, neither Company nor Seller has received any written notice of default or breach with respect to any Contract, and to the best of Seller's knowledge and belief there exists no breach or default under any Contract, and no event has occurred which constitutes, or would constitute with the lapse of time or the giving of notice, a breach or default under any such Contract.

         4.11 Trademarks, Etc. To the best of Seller's knowledge and belief,
Schedule 1.6.6 hereto contains a true and complete list of all of the trademarks, trade names, service marks and copyrights, and applications therefor, which are used in connection with the business of the Company, except for the Excluded Assets and Liabilities.

         4.12 Accounts Receivable. The accounts receivable and other receivables of the Company represent bona fide indebtedness arising out of the ordinary course of business, and to the best of Seller's knowledge and belief, except as otherwise disclosed in Schedule 4.12 hereto, all such receivables will be collectable according to their terms and at the book amounts thereof, less any reserve for bad debts shown on the Statement of Net Assets.

         4.13 Litigation and Proceedings. Schedule 4.13 hereto contains a list and brief description of all litigation relating to product or general liability, warranty and other claims, actions, or other proceedings pending, and to the best of Seller's knowledge and belief, threatened against or otherwise affecting the Company and which involve any claim for injunctive relief or for damages in excess of $15,000.

         4.14 Licenses, Permits and Authorizations. Except as otherwise disclosed in Schedule 4.14 hereto, the Company has obtained all approvals, authorizations, consents, licenses, franchises, orders and other permits and has made all filings with any Governmental Entity which are required for the conduct of the business of the Company as presently being conducted, except those where the failure to have any such approval, authorization, consent, license, franchise, order or permit would not have a Material Adverse Effect.

         4.15 Compliance with Law. Except as otherwise disclosed in Schedule
4.15 hereto, the Company is in compliance in all material respects (i.e., where noncompliance would have a Material Adverse Effect) with all applicable statutes, rules, regulations, ordinances, codes, orders, licenses, franchises, permits, authorizations and concessions, as such apply to the Company.

         4.16 Environmental Condition.

                  4.16.1 Except as otherwise disclosed in Schedule 4.16 hereto, as of the Closing Date there is and will be no contamination of the soil and groundwater of the Real Property which would serve as a basis for claims for injury to third persons, damage to property of others or claims by governmental agencies requiring remediation of contamination on such property.

                  4.16.2 Except as otherwise disclosed in Schedule 4.16 hereto, the Company is in compliance with all applicable limitations, restrictions, conditions, standards, prohibitions, requirements and obligations of Environmental Laws and any related orders of any Governmental Entity, except where the failure to so operate in compliance would not have a Material Adverse Effect.

                  4.16.3 Except as listed on Schedule 4.16, there are no existing, pending or, to the best knowledge of Seller, threatened actions, suits, claims, investigations, inquiries or proceedings by or before any Governmental Entity directed against the Company or any of the Company Assets which pertain or relate to (i) any remedial obligations under any applicable Environmental Law, (ii) violations of any Environmental Law, (iii) personal injury or property damage claims relating to the release of hazardous substances or (iv) response, removal or remedial costs under CERCLA or any similar state law.

         4.17 Pension and Benefit Plans.

                  4.17.1 Schedule 4.17 contains a list and brief description of all "employee pension benefit plans" (as defined in Section 3(2) of ERISA) (sometimes referred to herein as "Pension Plans"), "employee welfare benefit plans" (as defined in Section 3(1) of ERISA) and all other Benefit Plans maintained, or contributed to, by the Company for the benefit of any Employees, except for the Excluded Assets and Liabilities. Seller has made available to Purchaser true, complete and correct copies of (i) each Benefit Plan (or, in the case of any unwritten Benefit Plans, descriptions thereof), (ii) the most recent three annual reports on Form 5500 filed with the IRS with respect to each Benefit Plan (if any such report was required), (iii) the most recent IRS determination letter, if any, and any rulings or determinations requested subsequent to the date of that letter, (iv) the most recent actuarial report for each Benefit Plan for which an actuarial report is required, (v) the most recent summary plan description for each Benefit Plan for which such summary plan description is required and each summary of material modifications prepared after the last summary plan description, (vi) each trust agreement and group annuity contract relating to any Benefit Plan and
         (vii) all material correspondence for the last three years with the IRS or Department of Labor relating to plan qualification, filing of required forms, or pending, contemplated or announced plan audits. No Pension Plan maintained or contributed to by the Company is, or has been during the last five years, subject to any enforcement action under Title IV of ERISA or Section 412 of the Code.

                  4.17.2 Except as set forth in Schedule 4.17, all Pension Plans have been the subject of determination letters from the IRS to the effect that such Pension Plans are qualified and exempt from Federal income taxes under Section 401(a) and 501(a), respectively, of the Code and no such determination letter has been revoked nor, to the best knowledge of Seller, has revocation been threatened, nor has any such Pension Plan been amended since the date of its most recent determination letter or application therefor in any respect that would adversely affect its qualification.

                  4.17.3 Except as set forth in Schedule 4.17, each Benefit Plan that has been or is sponsored, participated in or contributed to by the
         Company: (i) is in compliance in all material respects with all reporting and disclosure requirements of ERISA, including, but not limited to, Part 1 of Subtitle B of Title I of ERISA, (ii) has had the appropriate Form 5500 filed timely for each year of its existence, if required, (iii) has at all times complied with the bonding requirements of Section 412 of ERISA, if required, and (iv) to the knowledge of Seller, has no controversy pending with any Governmental Entity (other than the payment of benefits in the normal course and controversies disclosed on Schedule 4.17, nor any controversy resolved adversely to the Company, which may subject the Company to the payment of any penalty, interest, tax or other obligation.

                  4.17.4 All voluntary employee benefit associations under United States law of the Company have been submitted to and approved as exempt from Federal income tax under Section 501 (c)(9) of the Code by the IRS.

                  4.17.5 Except as set forth in Schedule 4.17, the execution of this Agreement or the consummation of the transactions contemplated by this Agreement will not give rise to any, or trigger any, change of control, severance or other similar provision in any Benefit Plan.

                  4.17.6 Except as set forth in Schedule 4.17, the Company does not provide employee post-retirement medical or health coverage or contribute to or maintain any employee welfare benefit plan which provides for health benefit coverage following termination of employment except as is required by Section 4980B(f) of the Code or other applicable statute, nor has it made any representations, agreements, covenants or commitments to provide that coverage.

                  4.17.7 Except as set forth in Schedule 4.17, to the best knowledge of Seller, none of the Company, any officer of the Company or any of the Benefit Plans which are subject to ERISA, including the Pension Plans, or any trusts created thereunder, or any trustee or administrator thereof, has engaged in a "prohibited transaction" (as such term is defined in Sections 406, 407 or 408 of ERISA or Section 4975 of the Code) or any other breach of fiduciary responsibility that could subject the Company or any officer of the Company to any material tax or penalty on prohibited transactions imposed by such Section 4975 or to any material liability under Section 502(l)(1) of ERISA.

                  4.17.8 With respect to any Benefit Plan that is an employee welfare benefit plan, (i) no such Benefit Plan includes a welfare benefits fund, as such term is defined in Section 419(e) of the Code and (ii) each such Benefit Plan that is a group health plan, as such term is defined in Section 5000(b)(1) of the Code, complies in all material respects with the applicable requirements of Section 4980B(f) of the Code.

                  4.17.9 In accordance with applicable law and the terms of the plan, each Benefit Plan can be amended or terminated at any time, without consent from any other party and without liability other than for benefits accrued as of the date of such amendment or termination.

                  4.17.10 No reportable event within the meaning of ERISA
         Section 4043 has occurred or, as of the Closing Date, may be reasonably expected to occur with respect to any Benefit Plan. With respect to the Benefit Plans, individually and in the aggregate, no event has occurred, and to the knowledge of Seller, there exists no condition or set of circumstances in connection with which Seller could be subject to any liability that is reasonably likely to have a Material Adverse Effect.

         4.18 Taxes.

                  4.18.1 Except as set forth in Schedule 4.18, (i) all Tax Returns of or with respect to any Tax that are required to be filed on or before the Closing Date by or with respect to the Company or any affiliated group of corporations of which the Company is or was a member at any time prior to and including the Closing Date (a "Seller Affiliated Group") have been or will be duly and timely filed, (ii) all items of income, gain, loss, deduction and credit or other items required to be included in each such Tax Return have been or will be so included and all information provided in each such Tax Return is or will be true, correct and complete in all material respects, (iii) all Taxes which have become or will become due with respect to the period covered by each such Tax Return have been or will be timely paid in full, (iv) all withholding Tax requirements imposed on or with respect to the Company have been or will be satisfied in full, and (v) no penalty, interest or other charge is or will become due with respect to the late filing of any such Tax Return or late payment of any such Tax.

                  4.18.2 All Tax Returns of, or with respect to the Company or any Seller Affiliated Group have been audited by the applicable governmental authority, or the applicable statute of limitations has expired, for all periods up to and including the periods set forth in
         Schedule 4.18.

                  4.18.3 There is no claim against the Company or any Seller Affiliated Group for any Taxes, and no assessment, deficiency or adjustment has been asserted or proposed with respect to any Tax Return of or with respect to the Company or any Seller Affiliated Group, other than those disclosed (and to which are attached true and complete copies of all audit or similar reports) in Schedule 4.18.

                  4.18.4 Except as set forth in Schedule 4.18, there is not in force any extension of time with respect to the due date for the filing of any Tax Return of or with respect to the Company or any Seller Affiliated Group or any waiver or agreement for any extension of time for the assessment or payment of any Tax of or with respect to the Company or any Seller Affiliated Group.

                  4.18.5 Schedule 4.18 contains a true and complete copy of each written Tax allocation or sharing agreement and a true and complete description of each unwritten Tax allocation or sharing arrangement with any Seller Affiliated Group affecting the Company. All such agreements shall be terminated prior to the Closing Date and no payments are due or will become due by the Company on or after the Closing Date pursuant to any such agreement or arrangement.

                  4.18.6 Except as set forth in Schedule 4.18, none of the property of the Company is held in an arrangement that could be classified as a partnership for Tax purposes, and the Company does not own any interest in any controlled foreign corporation (as defined in Section 957 of the Code), passive foreign investment company (as defined in Section 1296 of the Code) or other entity the income of which is required to be included in the income of the Company.

                  4.18.7 Except as set forth in Schedule 4.18, none of the property of the Company is subject to a safe-harbor lease (pursuant to Section 168(f)(8) of the Internal Revenue Code of 1954 as in effect after the Economic Recovery Tax Act of 1981 and before the Tax Reform Act of 1986) or is "tax-exempt use property" (within the meaning of
         Section 168(h) of the Code) or "tax-exempt bond financed property" (within the meaning of Section 168(g)(5) of the Code).

                  4.18.8 Except as set forth in Schedule 4.18, the Company will not be required to include any amount in income for any taxable period beginning after the Closing Date as a result of a change in accounting method for any taxable period ending on or before the Closing Date or pursuant to any agreement with any Tax authority with respect to any such taxable period.

                  4.18.9 The Company has not consented to have the provisions of
         Section 341 (f)(2) of the Code apply with respect to a sale of its stock.

         4.19 Consents and Approvals. To the best of Seller's knowledge and belief and except for the applicable requirements of the HSR Act and any matters set forth on Schedule 4.19 hereto, no other consent, approval, authorization, declaration, filing or registration with any Governmental Entity or any other person or entity is required to be made or obtained by Seller or the Company in connection with the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby.

         4.20 No Broker's Fees. Seller represents and warrants that neither Seller nor Company have taken any action that would give any third party a right to claim a broker's or finder's fee or commission in connection with the transactions contemplated herein, except for any such fee payable solely by Seller.

         4.21 Labor and Employment Matters.

                  4.21.1 Except as set forth on Schedule 4.21.1, Company is not a party to any contract or collective bargaining agreement with any labor organization. Seller has delivered to Purchaser true and correct copies of the collective bargaining agreements set forth on Schedule
         4.21.1. To the best knowledge of Seller, other than as set forth on
         Schedule 4.21.1, no organization or representation question is pending respecting Company's employees, and no such question has been raised within the preceding three years.

                  4.21.2 There is no controversy pending between Company and any of its employees or their representatives, except those that would not have a Material Adverse Effect on Company. Except as set forth on
         Schedule 4.21.2, to the best knowledge of Seller, there is no basis for any claim, grievance, arbitration, negotiation, suit, action or charge of or by any employee (or employee representative) of Company, and no complaint is pending against Company before the National Labor Relations Board or any state or local agency. Company has complied in all material respects with all applicable statutes, regulations, orders and restrictions of the United States of America, all states and other subdivisions thereof, all foreign jurisdictions and all agencies and instrumentalities of the foregoing respecting employment and employment practices, terms and conditions of employment, and wages and hours pertaining to Company's employees.

         4.22 No Other Material Liabilities. To the best knowledge and belief of Seller, there are no liabilities or obligations of the Company which are not disclosed in this Agreement or the Schedules hereto which would have a Material Adverse Effect on the Company.

         4.23 Effective Date of Representations and Warranties. All representations and warranties of Seller contained in this Agreement are and shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date, provided that any such representations and warranties that include a materiality qualifier shall be true and correct in all respects as of such dates.


                                    ARTICLE V

                        REPRESENTATIONS AND WARRANTIES OF
                                    PURCHASER

         Purchaser hereby represents and warrants to Seller as follows:

         5.1 Organization of Purchaser. Purchaser is duly organized, validly existing and in good standing under the laws of the State of Arizona.

         5.2 Authorization. Purchaser has full corporate power and authority to enter into this Agreement, to consummate the transactions contemplated hereby and to perform its obligations hereunder. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby by Purchaser have been duly authorized by all requisite corporate action on the part of Purchaser. When this Agreement has been duly executed and delivered by Purchaser, it will be a valid and binding obligation of Purchaser enforceable against it in accordance with its terms.

         5.3 No Conflict or Violation. Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will result in (i) a violation of or a conflict with any provision of the Certificate of Incorporation or Bylaws of Purchaser, (ii) a breach of or a default under any term or provision of any contract, agreement, lease, commitment, license, franchise, permit, authorization or concession to which Purchaser is a party or an event which with notice, lapse of time, or both, would result in any such breach or default, or (iii) a violation by Purchaser of any statute, rule, regulation, ordinance, code, order, judgment, writ, injunction, decree, or award, or an event which with notice, lapse of time, or both, would result in any such violation, except, in each case, for violations, conflicts, breaches or defaults which in the aggregate would not materially hinder or impair the consummation of the transactions contemplated by this Agreement.

         5.4 Consents and Approvals. To the best of Purchaser's knowledge and belief and except for the applicable requirements of the HSR Act and any matters set forth on Schedule 5.4 hereto, no other consent, approval, authorization, declaration, filing or registration with any Governmental Entity or any other person or entity is required to be made or obtained by Purchaser in connection with the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby.

         5.5 No Broker's Fees. Purchaser represents and warrants that Purchaser has not taken any action that would give any third party a right to claim a broker's or finder's fee or commission in connection with the transactions contemplated herein, except for any such fee payable solely by Purchaser.

         5.6 Effective Date of Representations and Warranties. All representations and warranties of Purchaser contained in this Agreement are and shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date, provided that any such representations and warranties that include a materiality qualifier shall be true and correct in all respects as of such dates.


                                   ARTICLE VI

                         ACTIONS BY SELLER AND PURCHASER
                              PRIOR TO THE CLOSING

         Seller and Purchaser covenant as follows for the period from the date of this Agreement through the Closing Date:

         6.1 Maintenance of Company. Except as described on Schedule 6.1 hereto or as otherwise agreed to in writing by Purchaser, Seller shall and shall cause the Company to comply with the provisions set forth below:

                  6.1.1 The Company shall conduct its business in the ordinary and usual course and in the manner heretofore conducted. However, the Company shall coordinate with Purchaser concerning the entering into, renewal, extension, exercise of any option, or the expiration or termination of any lease for any Company facilities.

                  6.1.2 The Company shall not, except in accordance with past practices, (i) grant or agree to grant any bonuses to any employee,
         (ii) grant any general increase in the rates of salaries or compensation of its or their employees or any specific increase to any employee, including executive officers of the Company, (iii) provide for any new pension, retirement or other employment benefits to any of its or their employees or any increase in any existing benefits, (iv) terminate or amend in any respect or provide for any material increase in benefits under any Benefit Plan, (v) enter into any new collective bargaining agreement, (vi) hire any new executives, or (vii) extend or enter into any new employment agreements.

                  6.1.3 The Company shall not amend its charter or by-laws or enter into any merger or consolidation agreement.

                  6.1.4 The Company shall not authorize for issuance, issue, sell, deliver or agree or commit to issue, sell or deliver (whether through the issuance or granting of options, warrants, commitments, subscriptions, rights to purchase or otherwise) any capital stock of any class or any other securities or equity equivalents or amend any of the terms of any such securities or agreements.

                  6.1.5 The Company shall not sell, assign or dispose of any of the Company Assets, or incur or assume any liabilities or enter into any sale/leaseback or similar transaction, except for sales and dispositions of inventory made, or liabilities incurred, in the ordinary course of business consistent with past practices.

                  6.1.6 The Company shall not assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other person or entity except in the ordinary and usual course of business consistent with past practice.

                  6.1.7 The Company shall not implement or adopt (i) any change in its accounting methods or principles or the application thereof or
         (ii) any material change in their tax methods or principles or the application thereof.

                  6.1.8 The Company shall not (i) declare or pay any dividend on or make any other distribution in respect of any of its capital stock or other ownership interests, except as necessary with respect to Seller's retention of the Excluded Assets and Liabilities, (ii) split, combine or reclassify any of its capital stock or other ownership interests or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of, its capital stock or other ownership interests, (iii) purchase, redeem or otherwise acquire any shares of its capital stock or other ownership interests,
         (iv) advance or otherwise loan any funds to Seller or any affiliate of the Seller or (v) take any preliminary action with respect to the foregoing.

         6.2 Confidentiality. Before either party issues an initial press release makes any other public announcement or disclosure of this Agreement or the transactions proposed herein, the parties shall agree on the text of such press release or disclosure. Thereafter and until the Closing, the parties shall consult with each other concerning any subsequent public statements.

         6.3 Access to Information. Upon Purchaser's request to a contact person identified by Seller, Seller shall provide to Purchaser, from time to time, reasonable information concerning the business, property, books and records of the Company. All information furnished to Purchaser and its representatives under this Section 6.3 shall be kept confidential by such persons in accordance with the Confidentiality Agreement dated July 2, 1999, between the Purchaser and Seller, as amended from time to time (the "Confidentiality Agreement").

         6.4 HSR Filing.

                  6.4.1 Purchaser and Seller (collectively, the "HSR Parties") shall make all premerger notification and report form filings required under the HSR Act with respect to the transactions contemplated hereby as promptly as reasonably possible following execution and delivery of this Agreement. Each of the HSR Parties agrees to use reasonable efforts to promptly respond to, and fully address, any formal or informal inquiry or request for information by a Governmental Entity regarding the transactions contemplated hereby. Each HSR Party will keep the other HSR Party apprised of the status of any inquiries made by any governmental agency or authority with respect to this Agreement or the transactions contemplated hereby.

                  6.4.2 Each of the HSR Parties will furnish one another copies of all correspondence, filings or communications (or memoranda setting forth the substance thereof (collectively, "HSR Documents")) between such HSR Party, or any of its respective representatives, on the one hand, and any Governmental Entity, or members of the staff of such agency or authority, on the other hand, with respect to this Agreement or the transactions contemplated hereby; provided, however, that (i) with respect to documents and other materials filed by or on behalf of an HSR Party with the Antitrust Division of the Department of Justice, the Federal Trade Commission or any state attorneys general that are otherwise available for review by the other HSR Parties, copies will not be required to be so provided, (ii) the other HSR Parties may delete all revenue figures relating to any service not provided or any product not manufactured or sold by the other HSR Parties or any of their respective subsidiaries (according to such other HSR Party's HSR Documents) and (iii) with respect to any HSR Party's Documents (a) that contain any information which, in the reasonable judgment of such HSR Party's counsel, should not be furnished to such other HSR Party because of antitrust considerations or (b) relate to a request for additional information pursuant to Section (e)(1) of the HSR Act, the obligation of an HSR Party to furnish any such HSR Documents to the other HSR Party shall be satisfied by the delivery of such HSR Documents on a confidential basis to such other HSR Parties' counsel pursuant to an appropriate confidentiality agreement.

                  6.4.3 Notwithstanding the foregoing provisions in this Section 6.4, nothing contained in this Agreement shall be construed so as to require any of the HSR Parties or any of their respective subsidiaries or affiliates to sell, license, dispose of or hold separate, or to operate in any specified manner, any of their respective assets or businesses (or to require any of the HSR Parties or any of their respective subsidiaries or affiliates to agree to any of the foregoing). The obligations of each HSR Party under this Section 6.4 to use reasonable efforts with respect to antitrust matters shall be limited to compliance with the reporting provisions of the HSR Act and with its obligations under this Section 6.4.

         6.5 Change of Company's Name. On or before the Closing, Seller shall cause the Company to change its name to any names selected in writing by Purchaser which do not include a reference to "PACCAR" or to any of the other trademarks or trade names listed on Schedule 1.12.9.


                                   ARTICLE VII

                        CONDITIONS TO SELLER'S OBLIGATION

         The obligations of Seller to consummate the transactions provided for herein are subject to the satisfaction of each of the following conditions on or before the Closing Date:

         7.1 Representations True and Correct. The representations and warranties of Purchaser set forth in this Agreement shall be true and correct in all material respects at and as of the Closing Date, provided that any such representations and warranties that include a materiality qualifier shall be true and correct in all respects.

         7.2 Performance of Agreements. Purchaser shall have performed all agreements and covenants required hereby to be performed prior to or at the Closing Date.

         7.3 Certificates. Purchaser will furnish Seller with such certificates of Purchaser's officers and others as may be reasonably requested by Seller to evidence compliance with the conditions set forth in this Article VII.

         7.4 Governmental Approvals. The waiting period (and any extension thereof) under the HSR Act shall have expired or been terminated. No statute, rule, regulation or order of any court or administrative agency shall be in effect which prohibits Seller from consummating the transactions contemplated hereby and no suit, action, investigation or other proceeding shall have been instituted or threatened seeking to restrain or prohibit Purchaser or Seller from consummating the transactions contemplated hereby.

         7.5 Further Action. All consents, approvals, authorizations, exemptions and waivers set forth in Schedule 5.4 hereto shall been obtained and be effective and all other consents, approvals, authorizations, exceptions and waivers from third persons that shall be required in order to enable Seller to consummate the transactions contemplated hereby shall have been obtained.

         7.6 Legal Opinion. Seller shall have been furnished an opinion of Lon
B. Novatt, Senior Vice President and General Counsel to Purchaser, that (i) this Agreement and the transactions contemplated hereby have been authorized by all necessary corporate action on the part of Purchaser, and (ii) this Agreement is a valid and binding obligation of the Purchaser enforceable according to its terms, subject to rules of general application concerning equitable principles and debtor's rights.


                                  ARTICLE VIII

                      CONDITIONS TO PURCHASER'S OBLIGATIONS

         The obligations of Purchaser to consummate the transactions provided for herein are subject to the satisfaction, on or prior to the Closing Date, of each of the following conditions:

         8.1 Representations True and Correct. The representations and warranties of Seller set forth in this Agreement shall be true and correct in all material respects at and as of the Closing Date, provided that any such representations and warranties that include a materiality qualifier shall be true and correct in all respects.

         8.2 Performance of Agreements. Seller shall have performed all agreements and covenants required hereby to be performed prior to or at the Closing Date.

         8.3 Certificates. Seller shall furnish Purchaser with such certificates of Seller's officers and others as may be reasonably requested by Purchaser to evidence compliance with the conditions set forth in this Article VIII.

         8.4 Governmental Approvals. The waiting period (and any extension thereof) under the HSR Act shall have expired or been terminated. No statute, rule, regulation or order of any court or administrative agency shall be in effect which prohibits the Purchaser from consummating the transactions contemplated hereby and no suit, action, investigation or other proceeding shall have been instituted or threatened seeking to restrain or prohibit Purchaser or Seller from consummating the transactions contemplated hereby.

         8.5 Further Action. All consents, approvals, authorizations, exemptions and waivers set forth in Schedule 4.19 hereto shall been obtained and be effective and all other consents, approvals, authorizations, exceptions and waivers from third persons that shall be required in order to enable Purchaser to consummate the transactions contemplated hereby shall have been obtained.

         8.6 Legal Opinion. The Purchaser shall have been furnished an opinion of G. Glen Morie, Vice President and General Counsel of Seller, that (i) this Agreement and the transactions contemplated hereby have been authorized by all necessary action on the part of the Seller, (ii) this Agreement is a valid and binding obligation of the Seller enforceable according to its terms, subject to rules of general application concerning equitable principles and debtor's rights, and (iii) all of the outstanding shares of Company Stock have been duly authorized and validly issued and are fully paid and nonassessable and free and clear of any Encumbrances.

                                   ARTICLE IX

                ACTIONS BY SELLER AND PURCHASER AFTER THE CLOSING

         9.1 Transfer of Excluded Assets and Liabilities. Purchaser shall cause Company to take whatever actions are necessary or useful to transfer to Seller any portion of the Excluded Assets and Liabilities which may be in or come into Company's possession at any time after the Closing. Seller shall take whatever actions are necessary or useful to transfer to Company or Purchaser any portion of the Company Assets which may be in or come into Seller's possession at any time after the Closing.

         9.2 Books and Records. Seller and Purchaser agree that so long as any books, records and files retained by either party relating to the Company's business and the Company Assets for any period prior to the Closing are available, each party (at its expense) shall have the right to inspect and to make copies at any time during business hours for any proper purpose. Neither of the parties hereto will destroy any of such books, records and files without first having offered to deliver such books and records to the other party. Each party agrees that it will cooperate with and make available to the other party during normal business hours any books, records, information and employees necessary and useful in connection with (i) any tax inquiry, audit, investigation or dispute, (ii) any litigation or investigation, (iii) any environmental investigation or proceeding, or (iv) any other reasonable business purpose requiring access to such books, records, information or employees. The party requesting any such books, records, information or employees shall bear all of the out-of-pocket costs and expenses (including without limitation attorney's fees, but excluding reimbursement for salaries and employee benefits) reasonably incurred in connection with providing such books, records, information or employees.

         9.3 Employee Matters. Except for the Employees listed on Schedule 9.3 attached hereto, Seller shall not employ or offer employment to any of the Employees for a period of one year after the Closing Date, without the prior written consent of Purchaser. Any employee who receives an offer from Seller as permitted herein may decide to continue his employment with Company or to accept the offer from Seller. Seller shall ensure that any such employee who accepts the offer of employment from PACCAR will be available to assist Purchaser during the transition period described in Section 9.11 under the terms of the Transition Agreement.

         9.4 Environmental Remediation. Seller will remediate any contamination of the soil or groundwater of the Real Property listed in Schedule 4.16 to the level necessary to satisfy applicable mandatory federal, state and local requirements for general retail use. All such remediation efforts shall be conducted by Seller at Seller's expense and in a reasonable time period after the Closing, taking into account the cost, urgency and effectiveness of the remediation efforts and inconvenience to the Company's operations at such location. Purchaser will cooperate with Seller and allow Seller access to any affected property in order to remediate any such contamination. Seller shall be responsible for any fines or penalties or other Damages imposed because of the contamination listed on Schedule 4.16 or related to the remediation thereof by Seller.

         9.5 Survival of Representations and Warranties. The several representations and warranties of the parties to this Agreement shall survive the Closing Date and shall remain in full force and effect for a period of 6 months following the Closing Date (the "Survival Period"), except that (a) the representations and warranties set forth in Sections 4.1, 4.2, 4.3, 4.5, 5.1 and
5.2 shall survive the Closing Date without limitation, and (b) in the case of the representations and warranties provided in Section 4.18, to the extent the breach thereof results in the Company being liable for Taxes of any person other than the Company pursuant to Treasury Regulation Section 1.1502-6, the Survival Period shall extend until 60 days following the expiration of the applicable statute of limitations. Any claim for a breach of a representation or warranty must be made by the delivery to the breaching party of a written notice providing specific details of the alleged breach within the Survival Period. Any claim for breach of a representation or warranty made during the Survival Period shall be timely, notwithstanding the fact that such claim may not be resolved within the Survival Period. All representations and warranties made by the parties shall not be affected by any investigation heretofore or hereafter made by or on behalf of any party, except for matters specifically disclosed in one of the Schedules to this Agreement or to the extent taken into account in determining the "Net Assets" on the Final Statement of Net Assets.

         9.6 Survival of Covenants and Agreements. All covenants and agreements contained herein shall survive the Closing without limitation; provided, however, that such survival shall not operate to expand the indemnification obligations set forth in Section 9.8.

         9.7 Breach of Environmental Representations and Warranties by Seller. Subject to the Survival Period limitation contained in Section 9.5, in the event any representation or warranty made by Seller related to the environmental condition of the Real Property under Section 4.16 shall be proved to be incorrect when made, Purchaser's sole remedy shall be to have Seller remediate any such contamination to the level necessary to satisfy applicable mandatory federal, state and local requirements for general retail use. All remediation efforts shall be conducted by Seller at Seller's expense and in a reasonable time period, taking into account the cost, urgency and effectiveness of the remediation efforts and inconvenience to the Company's operations at such location. Purchaser and Company will cooperate with Seller and allow Seller access to any affected property in order to remediate any such contamination. Seller shall be responsible for any fines or penalties or other Damages imposed because of such contamination or related to the remediation thereof by Seller.

         9.8 Indemnification.

                  9.8.1 By Seller. Except as otherwise provided in Section 9.7 hereof, and subject to the Survival Period limitation contained in
         Section 9.5 and the Threshold Requirement of Section 9.9, Seller shall indemnify, defend and hold harmless Purchaser, its affiliates and subsidiaries, and its and their respective employees, representatives, officers, directors and agents from and against any and all Damages (whether or not arising out of third-party claims) incurred in connection with or arising out of or resulting from or incident to:

                  (i) any breach of any of Seller's representations or warranties under this Agreement;

                  (ii) any breach of any of Seller's other agreements or obligations under this Agreement; or

                  (iii) any Excluded Assets and Liabilities.

         In computing the amount of Damages under Subsection 9.8.1(i) with respect to a breach of a representation or warranty concerning the value of any of the Company Assets included in the Final Statement of Net Assets, the amount of Damages shall be equal to the amount (if any) by which the "Net Assets" as shown on the Final Statement of Net Assets exceeds the amount which would have been shown as "Net Assets" on the Final Statement of Net Assets, if it had been prepared according to
         Section 3.3 based on the true facts and not in reliance on the incorrect representation or warranty.

                  9.8.2 By Purchaser or Company. Subject to the Survival Period limitation contained in Section 9.5, Purchaser shall (or shall cause Company to) indemnify, defend and hold harmless Seller, its affiliates and subsidiaries, and its and their respective employees, representatives, officers, directors and agents from and against any and all Damages (whether or not arising out of third-party claims) incurred in connection with or arising out of or resulting from or incident to:

                           (i) any breach of any of Purchaser's representations,
                  warranties or obligations under this Agreement;

                           (ii) any Assumed Liability; or

                           (iii) any obligation, liability, claim or cause of
                  action arising from or relating to the Company or its business, unless such obligation, liability, claim or cause of action arises from or relates to (a) the Excluded Assets and Liabilities, (b) Seller's obligations under Section 9.7 hereof, or (c) a breach of Seller's representations, warranties, agreements or obligations which Seller is obligated to indemnify Purchaser for under Section 9.8.1 of this Agreement.

                  9.8.3 Defense of Claims. If any lawsuit or enforcement action is filed against any party entitled to the benefit of indemnity hereunder, written notice thereof shall be given to the indemnifying party as promptly as practicable (and in any event within fifteen (15) days after the service of the citation or summons); provided that the failure of any indemnified party to give timely notice shall not affect the right to indemnification hereunder except to the extent that the indemnifying party demonstrates actual prejudice caused by such failure. After such notice, the indemnifying party shall be entitled to take control of the defense and investigation of such lawsuit or action and any appeal arising therefrom and shall pay any resulting judgment or settlement, all at its sole cost and expense; provided, however, that the indemnified party, at its own cost, may participate in such investigation, trial and defense of such lawsuit or action and any appeal arising therefrom without affecting the indemnifying party's obligations hereunder. If the indemnifying party fails to provide a defense to such suit or action, the indemnified party may defend itself and compromise or settle the lawsuit or action on any commercially reasonable basis, at the full risk and expense of the indemnifying party. Notwithstanding the foregoing, (i) the indemnifying party shall not settle any lawsuit or action without the prior written consent of the indemnified party, which shall not be withheld unreasonably, and
         (ii) the indemnified party may at any time assume control of such lawsuit or action if (A) such lawsuit or action involves equitable relief against the indemnified party, or (B) such lawsuit or action involves an Employee. If the indemnified party assumes the defense of such lawsuit or action as provided above, the indemnified party shall not settle such lawsuit or action without the prior written consent of the indemnifying party, which shall not be withheld unreasonably.

         9.9 Materiality and Threshold Requirement. There shall be no indemnification under Section 9.8.1 for a breach of any representation or warranty, unless and until the Damages for all breaches of representations and warranties by Seller exceed $500,000 in the aggregate (the "Threshold Requirement"), and once all such Damages exceed the Threshold Requirement, Seller shall be obligated only for Damages for such breaches of representations and warranties in the aggregate in excess of the Threshold Requirement. The Threshold Requirement shall not apply to the following claims:

         (i) indemnification claims under Section 9.8.1(ii);

         (ii) indemnification claims under Section 9.8.1(iii);

         (iii) claims for breach of the representations and warranties provided in Section 4.16; and

         (iv) claims for breach of the representations and warranties provided in Section 4.18, to the extent the breach thereof results in the Company being liable for Taxes of any person other than the Company pursuant to Treasury Regulation Section 1.1502-6;

and all such indemnifications shall be without limitation.

         9.10 Waiver of Contribution.

                  9.10.1 Seller acknowledges and agrees that it shall not seek or receive indemnification or contribution from the Company with respect to any claim for indemnification properly made against Seller under Section 9.8.1.

                  9.10.2 Purchaser (on its own behalf and on behalf of the Company) acknowledges and agrees that neither Purchaser nor Company shall seek or receive indemnification or contribution from Seller with respect to any claim for indemnification properly made against Purchaser (or the Company) under Section 9.8.2.

         9.11 Transition Period. During a transition period and pursuant to the terms of the Transition Agreement substantially in the form attached hereto as Exhibit A, Seller will provide any distribution and administrative services, including without limitation fixed asset management, payroll and benefits, worker's compensation, computing services, and credit, tax and legal services, reasonably requested by Purchaser, at charges not to exceed the fair market value of such services. The Transition Agreement shall provide that Purchaser shall reimburse Seller for all costs and expenses incurred and indemnify Seller from any claims and causes of action that may arise in connection with the services to be provided under this section.

         9.12 Letters of Credit. Seller has established various LC's listed in
Schedule 1.12.6 for the benefit of the Company or the benefit of Seller and its affiliates (including the Company) in connection with certain leases and workers' compensation programs. Seller will terminate these LC's (or terminate coverage of the Company under such LC's) effective the Closing Date. Purchaser understands and agrees that it will replace these LC's or make other arrangements in order to comply with the requirements of these leases and workers' compensation laws. Purchaser will indemnify Seller from any and all claims, costs and expenses paid by Seller after the Closing in connection with these matters, until Purchaser has established replacement programs, insurance policies or LC's.

         9.13 Covenants Not to Compete. Seller agrees that, for a period of two
(2) years following the Closing Date, Seller and its affiliates shall not directly or indirectly compete in the business of the Company. The parties acknowledge and agree that any breach of this Section 9.13 will result in irreparable harm to Purchaser and that a remedy at law will be inadequate. Purchaser shall be entitled to specific performance and injunctive and other equitable relief in case of any such breach or attempted breach. The parties acknowledge that this covenant not to compete is being provided as an inducement to Purchaser to engage in the transactions set forth herein and that this
Section 9.13 contains reasonable limitations as to time, geographical area and scope of activity to be restrained that do not impose a greater restraint than is necessary to protect the goodwill or other business interest of Purchaser. In the event that the provisions of this Section 9.13 should ever be deemed to exceed the time or geographic limitations permitted by applicable laws, then such provision shall be reformed to the maximum time or geographic limitations permitted by applicable law.

         9.14 Taxes. All sales, use, excise, or other transfer taxes, if any, which are imposed on the transfer of the Company Stock or are imposed on the Company because of the transfer of the Company Stock as set forth herein shall be paid by the Purchaser.

         9.15 Straddle Period Tax Provisions.

                  9.15.1 Purchaser and Seller agree to file all Tax Returns for the period including the Closing Date on the basis that (i) the Closing occurred as of 5:00 p.m. on the Closing Date, and (ii) the relevant taxable period ended as of the close of business on the Closing Date, unless the relevant taxing authority will not accept a return, report or form filed on that basis. In the case of any Tax period including, but not ending on, the Closing Date, the income of the Company will be apportioned to the period up to and including the Closing Date and the period after the Closing Date by closing the books of the Company as of the end of the Closing Date.

                  9.15.2 The Seller will include the income of the Company for the period including or ending on the Closing Date on the Seller's consolidated federal, and any applicable state combined or other group income Tax Returns for all periods that include or end on the Closing Date and will pay any federal or applicable state income Taxes attributable to such income. The Seller will allow the Company to review and comment upon such Tax Returns (including any amended Returns) to the extent that they relate to the Company. The Seller will take no positions on such Tax Returns that relate to the Company that would adversely affect the Company after the Closing Date, unless such position would be reasonable in the case of a person that owned the Company both before and after the Closing Date. The income of the Company will be apportioned to the period up to and including the Closing Date and the period after the Closing Date by closing the books of the Company as of the end of the Closing Date.

                  9.15.3 The Seller will be responsible for the preparation and filing of all Tax Returns for the Company for all tax periods ending on or before the Closing Date. The Purchaser will be responsible for the preparation and filing of all Tax Returns for the Company for all tax periods after the Closing Date, other than for Taxes with respect to periods for which the consolidated, unitary and combined Tax Returns of the Seller will include the operations of the Company.

                  9.15.4 Seller, the Company and Purchaser shall reasonably cooperate, and shall cause their respective affiliates, officers, employees, agents, auditors and representatives reasonably to cooperate, in preparing and filing all returns, reports and forms relating to taxes (including amended returns and claims for refund), including maintaining and making available to each other all records necessary in connection with taxes and in resolving all disputes and audits with respect to all taxable periods relating to taxes. Purchaser and Seller recognize that Seller and its affiliates will need access, from time to time, after the Closing Date, to certain accounting and tax records and information held by the Company to the extend such records and information pertain to events occurring prior to the Closing Date; therefore, Purchaser agrees, and agrees to cause the Company and the Subsidiary, to (i) use their best efforts to properly retain and maintain such records until such time as Seller agrees that such retention and maintenance is no longer necessary, and (ii) allow Seller and its agents and representatives (and agents or representatives of any of its affiliates), at time and dates mutually acceptable to the parties, to inspect, review and make copies of such records as Seller may deem necessary or appropriate from time to time, such activities to be conducted during normal business hours and at Seller's expense.

         9.16 Section 338(h)(10) Election. At the Purchaser's election, the Seller shall join with the Purchaser in making a joint election pursuant to
Section 338(h)(10) of the Code (and any similar provision of state, local or applicable foreign law) with respect to the purchase and sale of the stock of the Company. The Seller shall cooperate with the Purchaser in the completion and timely filing of such election in accordance with the provisions of Treasury Regulation Section 1.338(h)(10)-1 (or any similar provision of state, local or applicable foreign law) or any successor provision. With respect to such election(s), the Seller and the Purchaser agree that the Purchase Price for the stock of Company will be allocated among the assets of the Company in accordance with the fair market values thereof and pursuant to an allocation to be provided to the Seller by the Purchaser and reasonably acceptable to Seller. The Seller and the Purchaser agree that all Tax Returns (including amended Tax Returns and claims for refund) will be filed in a manner consistent with such allocation.

         9.17 Further Assurances and Cooperation. On and after the Closing Date, Seller and Purchaser will take all appropriate actions and execute any documents, instruments or conveyances of any kind which may be reasonably necessary or advisable to carry out or to assist the other party to carry out any of its or their obligations under the provisions of this Agreement.

         9.18 Financial Statements. Within forty-five (45) days following the Closing Date, Seller will provide to Purchaser audited financial statements of the Company, prepared in accordance with Rule 3-05 of Regulation S-X under the Securities Exchange Act of 1934, for the Company's latest fiscal year and similarly prepared unaudited statements for the period following such fiscal year end through the last fiscal quarter of the Company ended prior to the Closing Date.


                                    ARTICLE X

                                  MISCELLANEOUS

         10.1 Termination. If any condition precedent to Seller's obligations hereunder is not satisfied and such condition is not waived by Seller at or prior to the Closing Date, or if any condition precedent to Purchaser's obligations hereunder is not satisfied and such condition is not waived by Purchaser at or prior to the Closing Date, Seller or Purchaser, as the case may be, may terminate this Agreement at its option by notice to the other party, unless the party intending to give such notice is in default under its obligations hereunder. If the approval conditions under Sections 7.4 and 8.4 hereof have not been satisfied by December 31, 1999, either party may terminate this Agreement by giving 10 days written notice to the other party, and this Agreement shall automatically terminate at the end of the notice period unless the conditions have been satisfied by then. In the event of the termination of this Agreement by either party as above provided, neither party shall have any liability hereunder of any nature whatsoever (other than pursuant to Sections
6.2 and 10.2 hereof) to the other party and except that no such termination shall relieve any party from any liability for any prior breach of this Agreement. In the event that a condition precedent to its obligations is not satisfied, nothing contained herein shall be deemed to require any party to terminate this Agreement, rather than to waive such condition precedent and proceed with the Closing.

         10.2 Confidential Information. In connection with the negotiation of this Agreement and the preparation for the consummation of the transactions contemplated herein, each party has had access to confidential information relating to the other party. Each party agrees to restrict such information (including knowledge of this Agreement and the transactions contemplated herein) to those and only those employees, attorneys, accountants, advisors and consultants who need to know such information. Each party shall treat all such information as confidential, shall preserve the confidentiality thereof and shall not duplicate or use such information except in connection with the transactions contemplated hereby. In the event of the termination of this Agreement for any reason whatsoever, each party shall return to the other all documents, work papers and other material (including all copies thereof) obtained in connection with the transactions contemplated hereby and will use all reasonable efforts, including instructing its employees who have had access to such information, to keep confidential and not to use any such information, unless such information is now or is hereafter disclosed, through no act or omission of such party, in any manner making it available to the general public.

         10.3 Assignment. Neither this Agreement nor any of the rights and obligations hereunder may be assigned by either party without the prior written consent of the other. The foregoing notwithstanding, the Purchaser may assign all of its rights under this Agreement after the Closing, but such assignment shall not release Purchaser from its obligations under this Agreement.

         10.4 Notices. Unless otherwise provided herein, any notice, request, instruction or other document to be given hereunder by either party to the other shall be in writing and delivered personally, by express courier, by facsimile (with confirmed "OK" transmission status) or mailed by certified mail, postage prepaid, return receipt requested, as follows:

                  If to Seller, addressed to:

                           PACCAR Inc
                           P.O. Box 1518
                           Bellevue, WA 98009
                           Attention:   M. A. Tembreull, Vice Chairman
                           Facsimile:  (425) 468-8230
                           Telephone: (425) 468-7366

                  With copies to:

                           PACCAR Inc
                           P.O. Box 1518
                           Bellevue, WA 98009
                           Attention:  G. Glen Morie, Vice President and General
                                       Counsel
                           Facsimile: (425) 468-8228
                           Telephone: (425) 468-7499

                  If to Purchaser, addressed to:

                           CSK AUTO
                           645 E Missouri Avenue, Suite 400
                           Phoenix, AZ 85012-1373
                           Attention: Jim Bazlen, President
                           Facsimile:  (602) 234-1713
                                                      TELEPHONE: (602) 631- 7005

                  With copies to:

                           CSK AUTO
                           645 E Missouri Avenue, Suite 400
                           Phoenix, AZ 85012-1373
                           Attention:  Lon B. Novatt, Senior Vice President &
                                       General Counsel
                           Facsimile:  (602) 264-0495
                           Telephone:  (602) 631-7358

or such other place and with such other copies as any party may designate by written notice to the others. Notices delivered personally or sent by express courier shall be effective when delivered. Notices sent by Facsimile (with confirmed "OK" transmission status) shall be effective when sent, and Notices sent by certified mail shall be effective on the date receipt is acknowledged.

         10.5 Choice of Law and Interpretation. This Agreement shall be construed and interpreted and the rights of the parties determined in accordance with the laws of the State of Washington. Both parties acknowledge that this Agreement has been negotiated and prepared with the participation of legal counsel for both parties, and they agree that the Agreement shall be interpreted and construed without reference to either party as being the author or preparer of the Agreement.

         10.6 Entire Agreement; Amendments and Waivers. This Agreement, together with all Exhibits and Schedules hereto, constitutes the entire agreement among the parties pertaining to the subject matter hereof and supersedes all prior agreements, understandings, negotiations and discussions of the parties, whether oral or written. No supplement, modification or waiver of this Agreement shall be binding unless it is set forth in writing and signed by the party to be bound thereby. No waiver of any of the provisions of this Agreement shall be deemed to or shall constitute a waiver of any other provision hereof, and the waiver of any default shall not be deemed to be a waiver of any other or subsequent default.

         10.7 Multiple Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

         10.8 Expenses. Each party hereto shall pay its own expenses incident to this Agreement and to any action taken by such party in performing its obligations under this Agreement.

         10.9 Invalidity. Whenever possible, each provision of this Agreement shall be interpreted in such a manner as to be effective and valid under applicable law. If any provision of this Agreement shall be prohibited by or invalid, illegal or unenforceable under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, illegality or unenforceability without affecting the remaining portion of that provision or the other provisions of this Agreement.

         10.10 Headings. The headings of the Articles and Sections are not intended to be a part of this Agreement.

         10.11 Resolution of Disputes. In the event of any dispute concerning this Agreement, the parties shall attempt in good faith to settle the dispute among themselves, and if this is not successful, they shall seek alternative methods to resolve the dispute in a cost effective manner before commencing litigation.

         10.12 Legal Fees. In the event of any arbitration or litigation concerning the enforcement of this Agreement, the prevailing party shall be entitled to recover its costs and expenses, including reasonable attorneys' fees.

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective officers, thereunto duly authorized, in multiple originals, all as of the day and year first above written.

SELLER:  PACCAR Inc                          PURCHASER: CSK Auto, Inc.

By: /s/ G.Glen Morie                         By: /s/ L. Novatt

Title:  Vice President                       Title: Senior Vice President

                                LIST OF SCHEDULES

1.6.1             Real Property

1.6.5             Contracts with Obligations in Excess of $ 50,000.

1.6.6             Trademarks

1.6.8             Store Opening Cash Balances

1.12.1            Excluded Real Property

1.12.3(a)         Excluded Bank and Trust Accounts

1.12.3(b)         Excluded Cash

1.12.6            Excluded Letters of Credit

1.12.9            Excluded Trademarks, Etc.

1.12.10           Excluded Equipment, Etc.

1.12.11           Excluded Company and Seller Benefit Plans

1.12.12           Excluded Settlement Proceeds

1.17              Items Excluded from Adjustment of Net Assets

1.18(a)           Statement of Net Assets

1.18(b)           Statement of Reserves

4.6.4             Statement of Operating Income

4.7               Encumbrances on Company Assets

4.8               Encumbrances on Real Property

4.9               Exceptions to Certain Agreements

4.10              Exceptions to Contract Representations

4.12              Exceptions to Accounts Receivable Representations

4.13              Litigation and Proceedings

4.14              Exceptions to Licenses, Permits and Authorizations
                  Representations

4.15              Exceptions to Compliance Representations

4.16              Exceptions to Environmental Disclosures

4.17              Pension and Benefit Plans

                  4.17.1            Benefit Plans

                  4.17.2            Tax Qualification Exceptions

                  4.17.3            ERISA   Exceptions

                  4.17.4            VEBA

                  4.17.5            Change of Control

                  4.17.6            Post Retiree Medical Coverage

                  4.17.7            Prohibited Transactions

                  4.17.8            Employee Welfare Benefit Plans

4.18              Taxes and Tax Returns

                  4.18.1            Tax Returns Filed

                  4.18.2            Years Audited

                  4.18.3            Tax Assessments

                  4.18.4            Tax Extensions

                  4.18.5            Tax Allocation Agreements

                  4.18.6            Tax Partnerships

                  4.18.7            Safe Harbor Leases

                  4.18.8            Agreements with Tax Authorities

                  4.18.9            Section 341

4.19              Seller's Required Consents and Approvals

4.21.1            Collective Bargaining Agreements

4.21.2            Employee Claims

5.4               Purchaser's Required Consents and Approvals

6.1               Exceptions to Ordinary Course Transactions

9.3               Employees to Whom Seller May Make Offer of Employment